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EXHIBIT 99.9

CONTACT:	JOHN M. NICHOLS CHIEF FINANCIAL OFFICER VARSITY BRANDS, INC. (901) 387-4300

VARSITY BRANDS, INC. EXTENDS CONSENT PAYMENT DEADLINE IN
CONNECTION WITH TENDER OFFER
AND CONSENT SOLICITATION
FOR THE 10 1/2% SENIOR NOTES DUE 2007

        MEMPHIS, Tennessee, September 9, 2003—Varsity Brands, Inc. (AMEX: VBR) today announced that in connection with the cash tender offer for all of its outstanding 10 1/2% Senior Notes due 2007 (the "Securities") and the related solicitation of consents to certain proposed amendments to the Indenture under which the Securities were issued, it has extended to 5:00 P.M., New York City time, on September 9, 2003, the "consent payment deadline." All conditions to consummation of the tender offer and consent solicitation continue to apply.

        Varsity Brands, Inc. (the "Company") will purchase outstanding Securities at a purchase price of $1,037.50 per $1,000 principal amount at maturity. The purchase price payment includes a consent fee paid only for Securities validly tendered prior to the consent payment deadline, which has been extended to be 5:00 P.M., New York City time, on September 9, 2003. The consent fee will be an amount equal to 0.25% of the principal amount of the Securities that are validly tendered by the consent payment deadline.

        Holders who have previously tendered their Securities need not take any further action as a result of this extension. Holders who have not previously tendered their Securities may do so by following the directions in the letter of transmittal and consent previously sent to holders. Holders who tender their Securities after the consent payment deadline will only receive $1,035 per $1,000 principal amount at maturity.

        The offer will expire at 12:00 midnight, New York City time, on September 12, 2003, unless extended or earlier terminated. Payment for tendered Securities will be made in same day funds on the first business day following expiration of the offer, or as soon thereafter as practicable.

        Jefferies & Company, Inc. is acting as Dealer Manager and Information Agent for the offer. The Depositary is HSBC Bank USA.

        This press release is neither an offer to purchase nor a solicitation of an offer to sell the Securities. The offer is made only by the Offer to Purchase and Consent Solicitation Statement dated August 12, 2003. Persons with questions regarding the offer should contact the Dealer Manager and Information Agent at (800) 933-6656.

        The Company's obligation to purchase tendered Securities is conditioned upon, among other things, the consummation of the merger between the Company and VB Merger Corporation, a wholly owned subsidiary of VBR Holding Corporation, pursuant to an Agreement and Plan of Merger by and among the Company, VB Merger Corporation and VBR Holding Corporation, dated April 21, 2003. VB Merger Corporation and VBR Holding Corporation were formed by Green Equity Investors IV, L.P., a private investment fund formed by Leonard Green & Partners for the purpose of acquiring majority ownership of the Company. Simultaneously with the mailing of the Offer to Purchase and Consent Solicitation Statement, the Company mailed a Proxy Statement in connection with a special meeting of stockholders of the Company to be held on September 15, 2003 for the purpose of adopting the merger agreement.

        Varsity Brands, Inc. is a leading provider of goods and services to the school spirit industry. The Company designs, markets and manufactures cheerleading and dance team uniforms and accessories, as well as dance and recital apparel for the studio dance market; operates cheerleading and dance team instruction camps throughout the United States; produces nationally televised cheerleading and dance team championships and other special events; and operates studio dance competitions and conventions. The Company markets its proprietary products and services to schools, recreational organizations, coaches and participants in the extra-curricular market using its own nationwide sales force, as well as websites that are targeted to specific audiences and specific activities.

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those which use words such as "believe," "expect," "anticipate," "intend," "plan," "may," "will," "should," "estimate," "continue" or other comparable expressions. These words indicate future events and trends. The forward-looking statements in this press release include, without limitation, the statements about the Company's plans, strategies and prospects. Forward-looking statements are the Company's current views with respect to future events and financial performance. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements made in this press release are set forth in each of the Company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. It is advisable not to place undue reliance on the Company's forward-looking statements.

        The Proxy Statement contains information about the Company, Leonard Green & Partners, the proposed merger and related matters. Stockholders are urged to read the Proxy Statement carefully, as it contains important information that stockholders should consider before making a decision about the merger. In addition to receiving the Proxy Statement from the Company in the mail, stockholders are also able to obtain the Proxy Statement, as well as other filings containing information about the Company, without charge, at the Securities and Exchange Commission's web site (HTTP://WWW.SEC.GOV). Stockholders may also obtain copies of these documents without charge by requesting them in writing from Varsity Brands, Inc. 6745 Lenox Center Court, Suite 300, Memphis, Tennessee 38115, Attention: Chief Financial Officer, or by telephone at (901) 387-4300. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the proposed merger. Information regarding any interests that Varsity's executive officers and directors may have in the transaction are set forth in the proxy statement.

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  EXHIBIT 99.9